As filed with the Securities and Exchange Commission on May 3, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Verigy Ltd.

(Exact name of registrant, as specified in its charter)

Singapore	No. 1 Yishun Ave 7, Singapore 768923	Not applicable
(State or other jurisdiction of incorporation or organization)	(Address and zip code of principal executive offices)	(I.R.S. Employer Identification No.)

2006 Equity Incentive Plan

2006 Employee Shares Purchase Plan

(Full title of the plans)

Margo Smith, Esq.

Verigy Ltd.

10100 North Tantau Avenue

Cupertino, California 95014

(408) 864-2900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
2006 Equity Incentive Plan Ordinary shares	3,000,000(2)	$12.675(4)	$38,025,000(4)	$2,711.19
2006 Employee Share Purchase Plan Ordinary shares	1,500,000(2)	$10.774(5)	$16,161,000(5)	$1,152.28
Total				$3,863.47

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued as part of any stock split, stock dividend or similar transaction.
(2)	Represents an increase which was previously approved by the Registrant’s Board of Directors and shareholders.
(3)	Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee.
(4)	The proposed maximum offering price of $12.675 per share and the proposed maximum aggregate offering price for the 2006 Equity Incentive Plan ordinary shares have been determined based upon the average of the high and low prices of the ordinary shares as reported on the Nasdaq Global Select Market on April 27, 2010.
(5)	In accordance with the terms of the Registrant’s 2006 Employee Shares Purchase Plan, the proposed maximum offering price per share of $10.774 represents a 15% discount on the proposed maximum offering price per share calculated as noted in (4) above.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. Accordingly, this Registration Statement on Form S-8 incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-134958 filed by the Registrant on June 12, 2006 and the Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-134958 filed by the Registrant on June 14, 2006, relating to the Registrant’s 2006 Equity Incentive Plan and 2006 Employee Shares Purchase Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:

(a)	The Registrant’s Form 10-K for the fiscal year ended October 31, 2009, filed with the Commission on December 21, 2009 and the Form 10-Q for the first fiscal quarter ended January 31, 2010, filed with the Commission on March 5, 2010;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 21, 2010, February 23, 2010 (except with regard to the portions of which report were furnished and not filed), and April 7, 2010;

(c)	The description of the Registrant’s ordinary shares set forth in its Registration Statement on Form 8-A (File No. 000-52038) filed with the SEC on June 8, 2006, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interest of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Subject to the Singapore Companies Act, Article 92 of the Company’s Articles of Association provides that every director or other officer of the Company and its subsidiaries and affiliates shall be entitled to be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court.

In addition, no director, manager or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Company, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Company or for the insufficiency or deficiency of any security upon which any of the moneys of the Company are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the Company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

The Company has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Company’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Company has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on May 3, 2010.

Verigy Ltd.

By:	/s/ KEITH L. BARNES
Keith L. Barnes Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith L. Barnes and Robert J. Nikl, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEITH L. BARNES Keith L. Barnes	Chairman, Chief Executive Officer and President (Principal Executive Officer) and Authorized U.S. Representative	May 3, 2010

/s/ ROBERT J. NIKL Robert J. Nikl	Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	May 3, 2010

/s/ STEVEN W. BERGLUND Steven W. Berglund	Director	May 3, 2010

/s/ BOBBY CHENG Bobby Cheng	Director	May 3, 2010

/s/ C. SCOTT GIBSON C. Scott Gibson	Director	May 3, 2010

/s/ ERNEST L. GODSHALK Ernest L. Godshalk	Director	May 3, 2010

/s/ EDWARD C. GRADY Edward C. Grady	Director	May 3, 2010

/s/ ERIC MEURICE Eric Meurice	Director	May 3, 2010

/s/ DR. CLAUDINE SIMSON Dr. Claudine Simson	Director	May 3, 2010

EXHIBIT INDEX

Exhibit Number		Description of Document

4.1	(1)	Amended and Restated Memorandum and Articles of Association of Verigy Ltd.

5.1		Opinion of Allen & Gledhill LLP

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Allen & Gledhill LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included in the signature pages to this registration statement)

99.1	(2)	2006 Equity Incentive Plan

99.2	(3)	2006 Employee Shares Purchase Plan

(1)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on June 5, 2006, and incorporated herein by reference.
(2)	Previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 7, 2010, and incorporated herein by reference.
(3)	Previously filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 7, 2010, and incorporated herein by reference.